15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Schedules Second-Quarter 2016 Earnings Conference Call for August 4 and Provides Commodity Derivatives Update
TULSA, OK - July 20, 2016 - Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or the “Company”) will host a conference call on Thursday, August 4, 2016 to discuss its second-quarter 2016 financial and operating results. The Company also announces preliminary results for its commodity derivatives for second-quarter 2016 and its basic and diluted weighted-average shares outstanding.
Second-Quarter 2016 Earnings Conference Call
Laredo plans to release second-quarter 2016 earnings on Wednesday, August 3, 2016 after the market close and the Company will host a conference call on Thursday, August 4, 2016 at 7:30 a.m. CT (8:30 a.m. ET) to discuss its second-quarter 2016 financial and operating results. Individuals who would like to participate on the call should dial 877.930.8286 (international dial-in 253.336.8309), using conference code 49616756 or listen to the call via the Company's website at www.laredopetro.com, under the tab for "Investor Relations." A telephonic replay will be available approximately two hours after the call on August 4, 2016 through Thursday, August 11, 2016. Participants may access this replay by dialing 855.859.2056, using conference code 49616756.
Commodity Derivatives Update
For the three months ended June 30, 2016, Laredo expects to report a loss on derivatives of approximately $68.5 million, including approximately $45.0 million net cash received on settlements of matured derivatives, net of deferred premiums paid. Although management does not expect these numbers to change, they are preliminary and unaudited.
Laredo maintains an active hedging program to reduce the variability in its anticipated cash flow due to fluctuations in commodity prices. At June 30, 2016, the Company had hedges in place for the remaining two quarters of 2016 for 3,722,700 barrels of oil at a weighted-average floor price of $67.13 per barrel and 9,384,000 million British thermal units ("MMBtu") of natural gas at a weighted-average floor price of $3.00 per MMBtu.
At June 30, 2016, for 2017, the Company had hedged 3,677,375 barrels of oil at a weighted-average floor price of $60.00 per barrel and 18,771,000 MMBtu of natural gas at a weighted-average floor price of $2.65 per MMBtu. Subsequently, the Company hedged an additional 2,007,500 barrels of oil for 2017 and currently has 5,684,875 barrels of oil hedged for 2017 at a weighted-average floor price of $57.01 per barrel. Additionally, the Company hedged 444,000 barrels of ethane for 2017 at $11.24 per barrel and 375,000 barrels of propane for 2017 at $22.26 per barrel.
At June 30, 2016, for 2018, the Company had hedged 2,144,375 barrels of oil at a weighted-average floor price of $55.98 per barrel and 12,855,500 MMBtu of natural gas at a weighted-average floor price of $2.50 per MMBtu.
Laredo records all derivatives on its balance sheet as either assets or liabilities measured at their estimated fair value. Laredo has not designated any derivatives as hedges for accounting purposes and Laredo does not enter into such instruments for speculative trading purposes. Gain (loss) on derivatives is reported under "Non-operating income (expense)" in Laredo's consolidated statement of operations.
Weighted-Average Shares Outstanding
For the three months ended June 30, 2016, basic and diluted weighted-average shares outstanding were approximately 217.564 million and 222.032 million, respectively. For the six months ended June 30, 2016, basic and diluted weighted-average shares outstanding were approximately 214.562 million and 218.122 million, respectively.
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, and the transportation of oil and natural gas from such properties, primarily in the Permian Basin in West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.
Forward-Looking Statements
This press release contains forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events.
General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2015, and those set forth from time to time in other filings with the Securities Exchange Commission (“SEC”). These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

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Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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